Exhibit 99.1

JAZZ PHARMACEUTICALS ANNOUNCES PUBLIC OFFERING OF ORDINARY SHARES BY

SELLING SHAREHOLDERS

DUBLIN, Ireland, March 5, 2012 — Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced an underwritten public offering of 7,883,366 of its ordinary shares held by certain of its existing shareholders. Jazz Pharmaceuticals will not receive any proceeds from the sale of ordinary shares by the selling shareholders in the offering, and its total number of ordinary shares outstanding will not change as a result of the offering.

Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers in this offering.

A registration statement relating to the shares described above was previously filed with and has become effective by rule of the Securities and Exchange Commission (“SEC”). A final prospectus supplement relating to the offering will be filed with the SEC. Copies of the final prospectus supplement and related prospectus, when available, may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at 1-888-603-5847 or by email at Barclaysprospectus@broadridge.com, or Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, NY 11220 or by telephone at 1-800-831-9146 or by email at batprospectusdept@citigroup.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the shares in any state or other jurisdiction which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Jazz Pharmaceuticals

Jazz Pharmaceuticals plc is a specialty biopharmaceutical company focused on improving patients’ lives by identifying, developing and commercializing products that address unmet medical needs. The company has a diverse portfolio of products in the areas of narcolepsy, severe chronic pain, psychiatry and women’s health. The company’s marketed products in these areas include: Xyrem® (sodium oxybate), Prialt® (ziconotide intrathecal infusion), FazaClo® (clozapine USP) HD and LD, Luvox CR® (fluvoxamine maleate) and Elestrin® (estradiol gel 0.06%).

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to Jazz Pharmaceuticals’ proposed public offering of ordinary shares, the anticipated proceeds from the offering, and the completion, timing and size of the offering. These forward-looking statements are based on Jazz Pharmaceuticals’ current expectations and inherently involve significant risks and uncertainties. Jazz Pharmaceuticals’ actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering. Additional risks and uncertainties relating to the public offering, Jazz Pharmaceuticals and its business can be found under the heading “Risk Factors” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which Jazz Pharmaceuticals filed with the SEC on February 28, 2012 on behalf of and as successor to Jazz Pharmaceuticals, Inc., and in its other filings with the SEC. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contact

Ami Knoefler

Executive Director, Investor Relations &

Corporate Communications

Jazz Pharmaceuticals plc

Ireland + 353 1 638 1032

U.S. + 1 650-496-2947

ami.knoefler@jazzpharma.com